Exhibit 99.2

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

August 29, 2017

Company Name:	Sumitomo Rubber Industries, Ltd.

Name and Title of Representative:	Ikuji Ikeda, President and CEO (Code Number: 5110, First Section of Tokyo Stock Exchange)

Contact:	Takashi Kono, Executive Officer & Head of Financial Department

Telephone No.:	+81-078–265–3000 (Rep.)

Announcement concerning Decision on Matters relating to Acquisition of Treasury Shares

(Acquisition of Treasury Shares under Provisions of Articles of Incorporation pursuant to Provisions of

Article 165, Paragraph 2 of the Companies Act)

Sumitomo Rubber Industries, Ltd. (“Sumitomo Rubber Industries”) hereby announces as specified below, as it has resolved upon matters relating to the acquisition of treasury shares at the meeting of its board of directors held on August 29, 2017 in accordance with the provisions of Article 156 of the Companies Act as applied by replacing terms pursuant to the provisions of Article 165, Paragraph 3 of the Companies Act.

1.	Reason for Implementing Acquisition of Treasury Shares

As specified in “Announcement concerning Integration of Sumitomo Rubber Group’s Sports Business through Entry into Merger Agreements between Sumitomo Rubber Industries, Ltd. and Dunlop Sports Co. Ltd., and between Sumitomo Rubber Industries, Ltd. and Dunlop International Company Limited” that was disclosed today, Sumitomo Rubber Industries resolved at the meeting of its board of directors held today to implement, effective as of January 1, 2018, an absorption-type merger under which Sumitomo Rubber Industries is designated as the surviving company and Dunlop Sports Co., Ltd. (“Dunlop Sports”) is designated as the absorbed company, and to implement, effective as of January 1, 2018, an absorption-type merger under which Sumitomo Rubber Industries is designated as the surviving company and Dunlop International Company Limited (“DICL”) is designated as the absorbed company, and, also today, absorption-type merger agreements were executed between Sumitomo Rubber Industries and Dunlop Sports, and between Sumitomo Rubber Industries and DICL, respectively. Upon implementing the absorption-type merger with Dunlop Sports, Sumitomo Rubber Industries will acquire treasury shares in order to allot and deliver the shares in Sumitomo Rubber Industries to shareholders of Dunlop Sports in accordance with the merger agreement executed between Sumitomo Rubber Industries and Dunlop Sports.

2.	Details of Matters relating to Acquisition

(1) Class of shares to be acquired:	Common stock of Sumitomo Rubber Industries

(2) Total number of shares to be acquired:	9,100,000 shares (upper limit) (Ratio of total number of shares to be acquired to total number of issued shares (excluding treasury shares): 3.5%)

(3) Total amount of value of shares acquired:	21,000 million yen (upper limit)

(4) Acquisition period:	September 8, 2017 through December 22, 2017

- End –

(Reference) Status of treasury shares held as of June 30, 2017

Total number of issued shares (excluding treasury shares):	262,314,985 shares

Number of treasury shares:	728,072 shares